Exhibit 99.1

FOR IMMEDIATE RELEASE Media Contact:

Margot Olcay

Rubenstein Associates (212) 843-8284

molcay@rubenstein.com

Wells REIT II Announces Private Offering of Senior Notes

NORCROSS, Ga. (Mar. 29, 2011) - Wells Real Estate Investment Trust II, Inc. (Wells REIT II) announced today that it has agreed to sell $250,000,000 aggregate principal amount of 5.875% unsecured senior notes due in 2018 (the "Notes") at 99.295 percent of their face value in a private offering, which is expected to close on April 4, 2011. The rating agencies have assigned ratings to the Notes of BBB- (Standard & Poor's Ratings Services) and Baa3 (Moody's Investors Service). The Notes will be issued by Wells Operating Partnership II, L.P., a subsidiary of Wells REIT II, and will be guaranteed by Wells REIT II and certain of its subsidiaries. This offering serves as a means of diversifying the REIT's sources of capital.

Wells REIT II intends to use the proceeds of this offering to repay its existing indebtedness and to pay related fees and expenses. Any remaining balance may be retained for general corporate purposes, and net proceeds may be temporarily invested prior to use.

The Notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and will be offered only to qualified institutional buyers in reliance on Rule 144A and in offshore transactions pursuant to Regulation S under the Securities Act of 1933, as amended. Unless so registered, the Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws, and will therefore be subject to substantial restrictions on transfer.  Wells REIT II will be obligated to consummate an offer to exchange the Notes for registered notes following the issuance of the Notes. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Wells REIT II

Currently, the Wells REIT II portfolio includes 94 office buildings in 23 states and Washington, D.C., covering more than 22 million square feet.  Wells REIT II is advised by Wells Real Estate Advisory Services II, LLC, a wholly-owned subsidiary of Wells Real Estate Funds, Inc.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Readers of this press release should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this release. Factors that could cause or contribute to such differences include, but are not limited to, changes in general economic and business conditions, industry trends, changes in government rules and regulations (including changes in tax laws), and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. This is neither an offer nor a solicitation to purchase securities.

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